Exhibit 23.9

CONSENT

We hereby consent to the reference to our valuation of certain trading property of Plaza Centers N.V., as of December 31, 2012, appearing in the Current Report on Form 8-K of Elbit Imaging Ltd., as filed with the Securities and Exchange Commission on March 30, 2015 and to the incorporation by reference of such Current Report in this Post-Effective Amendment No.2 to Form F-1 on Form F-3 filed by Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed under the provisions of the Securities Act of 1933, as amended.

/s/ Jones Lang LaSalle Kft
Jones Lang LaSalle Kft

Budapest, Hungary
May 4, 2015